                                                FILED PURSUANT TO RULE 424(b)(5)
                                                   REGISTRATION NUMBER 333-39640

P R O S P E C T U S  S U P P L E M E N T
(TO PROSPECTUS DATED JUNE 19, 2000)

                                [ALLSTATE LOGO]

                                  $350,000,000
                            THE ALLSTATE CORPORATION
                          6.125% SENIOR NOTES DUE 2012
                                 --------------

    The notes will bear interest at the rate of 6.125% per year. Interest on the notes is payable on February 15 and August 15 of each year, beginning on August 15, 2002. The notes will mature on February 15, 2012. We may redeem some or all of the notes at any time at the redemption prices discussed under the caption "Description of the Notes--Optional Redemption."

    The notes will be senior obligations of our company and will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness.
                                 --------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                 --------------

                                                              PER SENIOR NOTE      TOTAL
                                                              ---------------   ------------
Public Offering Price.......................................       99.721%      $349,023,500
Underwriting Discount.......................................        0.650%      $  2,275,000
Proceeds to The Allstate Corporation (before expenses)......       99.071%      $346,748,500

    Interest on the notes will accrue from February 20, 2002 to the date of delivery.
                                 --------------

    The underwriters expect to deliver the notes to purchasers on or about February 20, 2002.

SOLE BOOK-RUNNING LEAD MANAGER                                JOINT LEAD MANAGER
LEHMAN BROTHERS                                               MORGAN STANLEY

GOLDMAN, SACHS & CO.

        MERRILL LYNCH & CO.

                SUNTRUST ROBINSON HUMPHREY

                        A.G. EDWARDS & SONS, INC.

                                BANC ONE CAPITAL MARKETS, INC.

                                        SALOMON SMITH BARNEY

                                                WACHOVIA SECURITIES

February 14, 2002

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                            ------------------------

                               TABLE OF CONTENTS

                               PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
The Allstate Corporation....................................     S-1
Use of Proceeds.............................................     S-1
Capitalization..............................................     S-2
Selected Consolidated Financial Information.................     S-3
Description of the Notes....................................     S-4
Underwriting................................................     S-9
Legal Opinions..............................................    S-10

                              PROSPECTUS

Where You Can Find More Information.........................       2
The Allstate Corporation Filings............................       3
Special Note Regarding Forward-Looking Statements...........       4
The Allstate Corporation....................................       4
About the Trusts............................................       5
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Fixed Charges and Preferred Stock Dividends...............       6
Use of Proceeds.............................................       6
Description of Debt Securities..............................       6
Description of Debt Warrants................................      20
Description of Preferred Stock..............................      21
Description of Trust Preferred Securities...................      23
Description of Preferred Securities Guarantees..............      25
Plan of Distribution........................................      28
Legal Opinion...............................................      29
Experts.....................................................      29

                            THE ALLSTATE CORPORATION

    The Allstate Corporation is a holding company that conducts most of its business through its subsidiaries Allstate Insurance Company, or AIC, and Allstate Life Insurance Company. The Allstate Corporation is the nation's largest publicly held personal lines insurance company and the second largest personal property and casualty insurer. Our main business segments include Allstate Personal Property and Casualty and Allstate Financial. Allstate Personal Property and Casualty has approximately 13,000 exclusive agencies in the United States and Canada. It also includes our Ivantage unit that sells personal property and casualty insurance exclusively through approximately 17,000 independent agents across the country. Allstate Financial provides life insurance, retirement and investment products through Allstate agents, workplace marketing, independent agents, banks and securities firms and is the nation's 13th largest life insurance business based on ordinary life insurance in force.

    The Allstate Corporation was incorporated in Delaware on November 5, 1992. Our executive offices are located at 2775 Sanders Road, Northbrook, Illinois 60062, and at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Our telephone number is (847) 402-5000.

    As a holding company with no significant business operations of our own, we rely on dividends from AIC as the principal source of cash to pay dividends to our stockholders and to meet our obligations, including the payment of principal of and any interest on the notes and our other debt obligations. AIC is regulated as an insurance company in Illinois. Under Illinois law, AIC may not pay a dividend without notifying the Illinois Department of Insurance and providing specified financial information. Furthermore, Illinois law requires AIC to notify and receive approval from the Director of the Illinois Department of Insurance for the declaration or payment of any dividend which, together with other dividends or distributions made within the preceding twelve months, exceeds the greater of:

    --  10% of AIC's statutory surplus as of December 31 of the prior year; or

    --  AIC's statutory net income for the twelve-month period ending
       December 31 of the prior year.

    As of December 31, 1999 and 2000, AIC's statutory net income was greater than 10% of its year-end statutory surplus. Statutory net income in 1999 was $1.96 billion and during 2000 AIC paid dividends totaling $655 million, less than the maximum amount allowed under Illinois insurance law without the prior approval of the Illinois Department of Insurance. Statutory net income in 2000 was $1.69 billion and, as of December 31, 2001, dividends paid by AIC during the preceding twelve month period totaled $1.24 billion. As of December 31, 2001, AIC had the capacity to pay additional dividends of $447 million without seeking prior approval.

    The laws of other jurisdictions that generally govern our insurance subsidiaries contain similar limitations on the payment of dividends; however, in some jurisdictions the laws may be somewhat more restrictive.

                                USE OF PROCEEDS

    We estimate that the net proceeds, after expenses, from the sale of the notes will be approximately $346.3 million. We expect to use the net proceeds for general corporate purposes. Pending such use, we will invest the net proceeds in income-producing securities or cash equivalents such as money market instruments.

                                 CAPITALIZATION

    The following table sets forth our unaudited consolidated short term debt and capitalization as of December 31, 2001 and as adjusted to give effect to this offering. The following data should be read in connection with our consolidated financial statements and notes of prior periods, which are incorporated by reference.

                                                                  AS OF DECEMBER 31, 2001
                                                              -------------------------------
                                                                        (UNAUDITED)
                                                               ACTUAL             AS ADJUSTED
                                                              --------            -----------
                                                                       (IN MILLIONS)
Short-term debt.............................................  $   227               $   227
                                                              =======               =======
6.125% Senior Notes due 2012................................  $    --               $   350
Other long-term debt........................................    3,694                 3,694
Mandatorily redeemable preferred securities of subsidiary
  trusts....................................................      200                   200
Common stock and additional capital paid-in.................    2,608                 2,608
Unrealized net capital gains and net gains on derivative
  financial instruments.....................................    1,789                 1,789
Unrealized foreign currency translation adjustments.........      (43)                  (43)
Minimum pension liability adjustment........................      (83)                  (83)
Retained income.............................................   19,044                19,044
Deferred compensation expense...............................     (193)                 (193)
Treasury stock, at cost.....................................   (5,926)               (5,926)
                                                              -------               -------
        Total shareholders' equity..........................   17,196                17,196
                                                              -------               -------
        Total capitalization................................  $21,090               $21,440
                                                              =======               =======

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth selected consolidated statement of operations and financial position data and other data for the periods indicated. The financial data for each of the five years in the period ended December 31, 2000 are derived from our audited consolidated financial statements. The unaudited financial information for December 31, 2001 includes all adjustments, consisting of normal recurring accruals, that management considers necessary for a fair presentation of our financial position and results of operations as of such date and for such period and should be read in connection with the financial information presented in the Current Report on Form 8-K filed on February 11, 2002. The following amounts also should be read in conjunction with the consolidated financial statements and notes thereto contained in our other filings with the Securities and Exchange Commission available as described under "Where You Can Find More Information" in the accompanying prospectus.

                                                                           AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------------------------------
                                                              (UNAUDITED)
                                                                 2001         2000       1999       1998       1997       1996
                                                              -----------   --------   --------   --------   --------   --------
                                                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Insurance premiums and contract charges.....................   $ 24,427     $ 24,076   $21,735    $20,826    $20,106    $19,702
Net investment income.......................................      4,796        4,633     4,112      3,890      3,861      3,813
Realized capital gains and losses...........................       (358)         425     1,112      1,163        982        784
                                                               --------     --------   -------    -------    -------    -------
    Total revenues..........................................     28,865       29,134    26,959     25,879     24,949     24,299
                                                               --------     --------   -------    -------    -------    -------

Benefits, claims, expenses and other........................     27,517       26,087    23,062     21,221     20,577     21,499
Gain (loss) on disposition of operations....................        (63)          --        10         87         62       (131)
Income before income tax expense, dividends on preferred
  securities, cumulative effect of change in accounting
  principle and equity in net income of unconsolidated
  subsidiary................................................      1,285        3,047     3,907      4,745      4,434      2,669
Income tax expense..........................................         73          795     1,148      1,422      1,324        619
Dividends on preferred securities of subsidiary trusts,
  cumulative effect of change in accounting principle and
  equity in net income of unconsolidated subsidiary.........        (54)         (41)      (39)       (29)        (5)        25
                                                               --------     --------   -------    -------    -------    -------
Net income..................................................   $  1,158     $  2,211   $ 2,720    $ 3,294    $ 3,105    $ 2,075
                                                               ========     ========   =======    =======    =======    =======
Per common share data (1):
    Net income per share--basic.............................   $   1.61     $   2.97   $  3.40    $  3.96    $  3.58    $  2.33
    Net income per share--diluted...........................   $   1.60     $   2.95   $  3.38    $  3.94    $  3.56    $  2.31
    Cash dividends declared per common share................   $   0.76     $   0.68   $  0.60    $  0.54    $  0.48    $  0.43

CONSOLIDATED FINANCIAL POSITION DATA:
Investments.................................................   $ 79,876     $ 74,483   $69,645    $66,525    $62,548    $58,329
Total assets................................................    109,175      104,808    98,119     87,691     80,918     74,508
Reserve for claims and claims expenses, contract benefits
  and contractholder funds..................................     59,194       54,197    50,610     45,615     44,874     43,789
Debt:
    Short-term..............................................        227          219       665        393        199        152
    Long-term...............................................      3,694        3,112     2,186      1,353      1,497      1,234
Mandatorily redeemable preferred securities of subsidiary
  trusts....................................................        200          750       964        750        750        750
Shareholders' equity........................................     17,196       17,451    16,601     17,240     15,610     13,452

OTHER DATA:
Ratio of earnings to fixed charges (2)......................        4.2          9.7      17.2       18.6       19.3       16.5
Ratio of earnings to fixed charges, including interest
  credited to contractholder funds (3)......................        1.6          2.6       3.4        4.1        4.0        2.9

------------------------------

(1) Per common share data have been restated for the effects of a two-for-one stock split effective July 1, 1998.

(2) For purposes of this computation, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs, that portion of rental expense that is representative of the interest factor and dividends on redeemable preferred securities.

(3) For purposes of this computation, earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including interest credited to contractholder funds), amortization of financing costs, that portion of rental expense that is representative of the interest factor and dividends on redeemable preferred securities.

                            DESCRIPTION OF THE NOTES

    WE HAVE SUMMARIZED PROVISIONS OF THE NOTES BELOW. THIS SUMMARY SUPPLEMENTS AND REPLACES (IF INCONSISTENT WITH) THE DESCRIPTION OF DEBT SECURITIES AND THE GENERAL TERMS AND PROVISIONS OF DEBT SECURITIES UNDER THE CAPTION "DESCRIPTION OF DEBT SECURITIES" IN THE ACCOMPANYING PROSPECTUS. THE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE INDENTURE REFERRED TO BELOW.

GENERAL

    The notes will be issued under an indenture dated as of December 16, 1997, as amended by a third supplemental indenture dated as of July 23, 1999, as amended by a sixth supplemental indenture dated as of June 12, 2000 and as supplemented by an eighth supplemental indenture to be dated as of February 20, 2002, with respect to the issuance of the notes, and as supplemented between us and State Street Bank and Trust Company, as trustee.

    The notes will initially be limited to a total principal amount of $350,000,000. We may, without the consent of the holders of the notes, issue additional notes having the same interest rate, maturity date and other terms as described in this prospectus supplement and in the accompanying prospectus. Any additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default under the indenture has occurred and is continuing with respect to the notes.

    The notes will mature on February 15, 2012 and will bear interest at 6.125% per year. Interest on the notes will accrue from February 20, 2002. The notes provide that we will:

    - pay interest semiannually on February 15 and August 15 of each year, commencing August 15, 2002,

    - pay interest to the person in whose name a note is registered at the close of business on February 1 or August 1 preceding the interest payment date,

    - compute interest on the basis of a 360-day year consisting of twelve 30-day months,

    - make payments on the notes at the offices of the trustee, and

    - either make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears on the register of the notes.

    In the event that any date on which interest is payable is not a business day, then payment of interest payable on that date will be made on the next business day (and without any interest or other payment in respect of any delay).

    We will issue the notes only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. The notes will not be subject to any sinking fund.

RANKING

    The notes will be senior unsecured obligations of The Allstate Corporation and will rank equally in right of payment with all of our other existing and future senior unsecured and unsubordinated indebtedness. The notes will rank senior to any subordinated indebtedness.

    All existing and future liabilities of our subsidiaries will be effectively senior to the notes. Since all of our operations are conducted through subsidiaries, our cash flow and subsequent ability to service debt, including the notes, are dependent on the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by the subsidiaries, to us. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amount pursuant to the notes or otherwise, whether by dividends, loans or other payments. In addition, since our subsidiaries are insurance companies, their ability to pay dividends to us is subject to regulatory limitations. See "Business--Regulation" in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated in this prospectus supplement by reference.

OPTIONAL REDEMPTION

    The notes are redeemable, in whole or in part, at any time at a redemption price equal to the greater of:

    - 100% of the principal amount of the notes to be redeemed; or

    - as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points.

    plus, in either of the above cases, accrued and unpaid interest thereon to the redemption date.

    "Adjusted Treasury Rate" means, with respect to any redemption date:

    - the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" published by the Board of Governors of the Federal Reserve System (or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity) under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue. If no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month; or

    - if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    The Adjusted Treasury Rate shall be calculated on the third business day preceding the redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the securities to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities ("Remaining Life").

    "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

    "Reference Treasury Dealer" means:

    - each of Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefore another Primary Treasury Dealer; and

    - any three other Primary Treasury Dealers selected by us.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City Time, on the third business day preceding such redemption date.

    We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. If less than all of the notes are to be redeemed, the trustee will select, by such method as it will deem fair and appropriate, including pro rata or by lot, the securities to be redeemed in whole or in part.

    Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

DEFEASANCE

    The defeasance and covenant defeasance provisions of the indenture described under the caption "Description of Debt Securities--Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the notes.

NOTICES

    We will mail notices and communications to the holder's address shown on the register of the notes.

THE TRUSTEE; PAYING AGENTS AND TRANSFER AGENTS

    State Street Bank and Trust Company is the trustee under the indenture. The trustee and its affiliates also perform certain commercial banking services for us for which they receive customary fees. The trustee will be the paying agent and transfer agent for the notes.

BOOK-ENTRY DELIVERY AND SETTLEMENT

    We will issue the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

    DTC has advised us as follows:

    - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

    - DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

    - Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

    - DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

    - Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

    - The rules applicable to DTC and its participants are on file with the SEC.

    We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. We, the underwriters and the trustee do not take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

    We expect that under procedures established by DTC:

    - Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes.

    - Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

    The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

    So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

    Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

    Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

    Payments on the notes represented by the global notes will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

CERTIFICATED NOTES

    We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

    - DTC notifies us that it is no longer willing or able to act as a depository for the global notes, and we have not appointed a successor depository within 90 days of that notice;

    - an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

    - we determine not to have the notes represented by a global note.

    Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

                                  UNDERWRITING

    Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES
-----------                                                   ----------------
Lehman Brothers Inc.........................................    $150,500,000
Morgan Stanley & Co. Incorporated...........................      98,000,000
Goldman, Sachs & Co.........................................      24,500,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................      24,500,000
SunTrust Capital Markets, Inc...............................      24,500,000
A.G. Edwards & Sons, Inc....................................       7,000,000
Banc One Capital Markets, Inc...............................       7,000,000
Salomon Smith Barney Inc....................................       7,000,000
First Union Securities, Inc.*...............................       7,000,000
                                                                ------------
        Total...............................................    $350,000,000
                                                                ============

------------------------

* First Union Securities, Inc. ("FUSI"), a subsidiary of Wachovia Corporation, conducts its investment banking, institutional and capital markets business under the trade name of Wachovia Securities. Any reference to "Wachovia Securities" in this prospectus supplement, however, does not include Wachovia Securities, Inc., a separate broker dealer subsidiary of Wachovia Corporation and sister affiliate of FUSI, which may or may not be participating as a separate seller in the distribution of the notes.

    The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

    The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to offer some of the notes to dealers at the public offering price less a concession not to exceed 0.40% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

    The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the existence or liquidity of any trading market for the notes.

    The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                              PAID BY ALLSTATE
                                                              ----------------
Per note....................................................        0.650%

    In connection with the offering, Lehman Brothers Inc. on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when, Lehman Brothers Inc. in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

    Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

    We estimate that our total expenses for this offering will be $468,650.

    The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL OPINIONS

    The validity of the notes will be passed upon for The Allstate Corporation by Michael J. McCabe, Vice President and General Counsel of The Allstate Corporation, and LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations. Certain legal matters will be passed upon for the underwriters by Willkie Farr & Gallagher, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has from time to time represented, and continues to represent, certain of the underwriters on other legal matters. Mr. McCabe is a full-time employee and officer of The Allstate Corporation and owns 217,236 shares of its common stock as of December 31, 2001, 155,175 of which were subject to option.

PROSPECTUS

                                 $2,000,000,000
                            THE ALLSTATE CORPORATION
                                DEBT SECURITIES
                                 DEBT WARRANTS
                                PREFERRED STOCK

                            ------------------------

ALLSTATE FINANCING III  ALLSTATE FINANCING V
ALLSTATE FINANCING IV   ALLSTATE FINANCING VI

                           TRUST PREFERRED SECURITIES
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                            THE ALLSTATE CORPORATION

                            ------------------------

    We will provide the specific terms of these securities in supplements to this prospectus. We can only use this prospectus to offer and sell any specific security by also including a prospectus supplement for that security. You should read this prospectus and the prospectus supplements carefully before you invest.

    NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS A CRIMINAL OFFENSE FOR ANYONE TO TELL YOU OTHERWISE.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS JUNE 19, 2000

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register the securities covered by this prospectus. This prospectus forms a part of that registration statement and does not contain all of the information in the registration statement or the exhibits to the registration statement.

    We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may review a copy of those reports, statements or other information at the Securities and Exchange Commission's public reference rooms at the following locations:

                        Public Reference Room   New York Regional Office   Chicago Regional Office
                       450 Fifth Street, N.W.     7 World Trade Center         Citicorp Center
                             Room 1024                Suite 1300           500 West Madison Street
                       Washington, D.C. 20549      New York, NY 10048            Suite 1400
                                                                           Chicago, IL 60661-2511

    Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission Corporation at "http://www.sec.gov." Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

    We have not included any separate financial statements for the trusts. They were omitted because the trusts are wholly owned subsidiaries of Allstate, with no independent operations and we guarantee the fee obligations relating to the trust securities. Although the trusts would normally be required to file information with the SEC on an ongoing basis, we expect the SEC to exempt the trusts from this filing obligation for as long as we continue to file our information with the SEC.

    The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

                        THE ALLSTATE CORPORATION FILINGS

(FILE NO. 001-11840)                                  PERIOD OR DATE FILED
--------------------                                  --------------------
Annual Report on Form 10-K                            Fiscal Year ended December 31, 1999

Quarterly Reports on Form 10-Q                        Quarter ended March 31, 2000

Proxy Statement                                       2000 Notice of Annual Meeting and Proxy
                                                      Statement

Current Reports on Form 8-K or Form 8-K/A             Filed January 13, April 27, May 4,
                                                      June 14, and June 16, 2000

    We are also incorporating by reference additional documents that we will file before the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    You can request a free copy of any or all of these documents, other than the exhibits to those documents, unless those exhibits are specifically incorporated by reference into these documents, by writing to or calling the following address or telephone number:

                         Investor Relations Department
                            The Allstate Corporation
                               3075 Sanders Road
                        Northbrook, Illinois 60062-7127
                           Telephone: (800) 416-8803

    You should rely only on the information contained or incorporated by reference in this prospectus before deciding whether to purchase the securities being sold by this prospectus. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this prospectus. This prospectus is dated June 19, 2000. You should not assume that the information contained in this prospectus is accurate as of any date other than that date unless the information specifically indicates that another date applies. If you are in a jurisdiction where it is unlawful to offer to convert or sell or to ask for offers to convert or buy the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct those activities, then the offer presented in this prospectus does not extend to you.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus and the documents we incorporate by reference contain "forward-looking statements" that anticipate results based on management's plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

    Forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like "plans," "expects," "will," "anticipates," "estimates," "intends," "believes" and other words with similar meanings. These statements may address, among other things, our strategy for growth, product development, regulatory approvals, market position, expenditures, financial results and reserves. Forward-looking statements are based on management's current expectations of future events. We cannot guarantee that any forward-looking statement will be accurate, although we believe that it has been reasonable in its expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could differ materially from our projections.

    We assume no obligation to update any forward-looking statements as a result of new information or future events or developments. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of any document we incorporate by reference, the date of that document. Investors also should understand that it is not possible to predict or identify all factors and should not consider this to be a complete statement of all potential risks and uncertainties. If the expectations or assumptions underlying our forward-looking statements prove inaccurate or if risks or uncertainties arise, actual results could differ materially from those predicted in our forward-looking statements. In addition to normal risks of business, Allstate is subject to significant risk factors, including those we incorporate by reference to the section entitled "Forward Looking Statements and Risk Factors Affecting Allstate" contained in our
Form 10-K for the year ended December 31, 1999.

                            THE ALLSTATE CORPORATION

    The Allstate Corporation is a holding company for Allstate Insurance Company, or AIC. The Allstate Corporation is the nation's largest publicly held personal lines insurance company. Our main business units include Allstate Personal Property and Casualty, which provides insurance for more than 14 million households and has approximately 15,500 exclusive agencies in the U.S. and Canada, and Allstate Life and Savings, which markets a number of life insurance and savings products under a variety of brands through a number of channels and is the nation's 17th largest life insurance business based on ordinary life insurance in force. Our independent Agency Markets unit sells personal property and casualty insurance through a network of 21,000 independent agencies across the country.

    The Allstate Corporation was incorporated in Delaware on November 5, 1992. Our executive offices are located at 2775 Sanders Road, Northbrook, Illinois 60062, and at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Our telephone number is (847) 402-5000.

    As a holding company with no significant business operations of our own, we rely on dividends from AIC as the principal source of cash to pay dividends to our stockholders and to meet our obligations, including the payment of principal of and any interest on our debt obligations. AIC is regulated as an insurance company in Illinois. Under Illinois law, AIC may not pay a dividend without notifying the Illinois Department of Insurance and providing specified financial information. Furthermore, Illinois law requires AIC to notify and receive approval from the Director of the Illinois Department of Insurance for the declaration or payment of any dividend which, together with other dividends or distributions made within the preceding twelve months, exceeds the greater of:

    - 10% of AIC's statutory surplus as of December 31 of the prior year; or

    - AIC's statutory net income for the twelve-month period ending December 31 of the prior year.

    The laws of other jurisdictions that generally govern our insurance subsidiaries contain similar limitations on the payment of dividends. However, in some jurisdictions the laws may be somewhat more restrictive.

                                ABOUT THE TRUSTS

    The four trusts, Allstate Financing III, IV, V and VI, are Delaware business trusts formed to raise capital for us by issuing common securities to us and preferred securities issued under this prospectus and a prospectus supplement, and investing the proceeds in subordinated debt securities issued by us.

    We will directly or indirectly own all of the common securities of each of our trust subsidiaries. The common securities will rank equally with, and each trust will make payments on the common securities in proportion to, the trust preferred securities, except that if an event of default occurs under the declaration of one of the trusts, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the trust preferred securities. We will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to 3 percent of the total capital of each of our trusts.

    Each of our trusts has a term of approximately 55 years, but may terminate earlier as provided in its declaration, each declaration being governed by Delaware law. As holder of the common securities of the trusts, we are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each of our trusts. Each of our trusts' business and affairs will be conducted by the trustees we appoint. The trustees' duties and obligations are governed by the trusts' declarations. Prior to the issuance of any trust preferred securities, we will ensure that a majority of the trustees of the applicable trust are persons who are our employees or officers or affiliates and that one trustee of each trust is a financial institution that will not be an affiliate of ours and that will act as property trustee, guarantee trustee and indenture trustee for purposes of the Trust Indenture Act of 1939. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one other trustee of each of our trusts will have its principal place of business or reside in the State of Delaware.

    We will pay all of our trusts' fees and expenses, including those relating to any offering of trust preferred securities. In addition, we guarantee payments on the trust preferred securities to the extent our trusts can themselves make payments on the trust preferred securities.

    The office of the Delaware trustee for each trust in the State of Delaware is 1 Rodney Square, 920 King Street, Suite 102, Wilmington, Delaware 19801. The principal place of business of each trust is 2775 Sanders Road, Northbrook, Illinois 60062. The telephone number of each trust in Northbrook, Illinois is
(847) 402-5000.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table shows the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for Allstate and its subsidiaries for the periods indicated:

                                                 THREE MONTHS
                                                     ENDED
                                                   MARCH 31,                      YEAR ENDED DECEMBER 31,
                                              -------------------   ----------------------------------------------------
                                                2000       1999       1999       1998       1997       1996       1995
                                              --------   --------   --------   --------   --------   --------   --------
Ratio of earnings to fixed charges(1)(2)....   11.1x      27.6x      17.2x      18.6x      19.3x      16.5x      15.5x
Ratio of earnings to fixed charges,
  including interest credited to
  contracts(1)(3)...........................    2.8x       5.0x       3.4x       4.1x       4.0x       2.9x       2.8x

------------------------

(1) Allstate has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares of preferred stock outstanding and we do not have a preferred stock dividend obligation. Therefore, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

(2) For purposes of this computation, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs, that portion of rental expense that is representative of the interest factor and dividends on redeemable preferred securities.

(3) For purposes of this computation, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including interest credited to investment contracts), amortization of financing costs, that portion of rental expense that is representative of the interest factor and dividends on redeemable preferred securities.

                                USE OF PROCEEDS

    Unless we specify otherwise in the applicable prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of the securities for general corporate purposes. Each trust will invest all proceeds received from the sale of its trust preferred securities in a particular series of subordinated debt securities to be issued by us.

                         DESCRIPTION OF DEBT SECURITIES

    This section describes the terms of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such debt securities will be outlined in the applicable prospectus supplement. The debt securities may be issued from time to time in one or more series.

    We will issue the senior debt securities under a Senior Indenture, entered into between Allstate and State Street Bank and Trust Company, as trustee, dated December 16, 1997, as amended by a third supplemental indenture dated as of July 23, 1999 and as amended by a sixth supplemental indenture dated as of June 12, 2000 and as may be supplemented by one or more additional supplemental indentures. We will issue the subordinated debt securities under a separate Subordinated Indenture, entered into between Allstate and State Street Bank and Trust Company, as trustee, dated November 25, 1996, as amended by a third supplemental indenture dated as of July 23, 1999 and as amended by a fourth supplemental indenture dated as of June 12, 2000 and as may be supplemented by one or more additional supplemental indentures. The Senior Indenture and the Subordinated

Indenture are sometimes referred to collectively as the "indentures." The trustees under the Senior Indenture and under the Subordinated Indenture are referred to herein as the "indenture trustees."

    Numerical references in parentheses below are to sections in the applicable indenture. Wherever we refer to particular sections or defined terms of an indenture, those sections or defined terms are incorporated by reference in this description as part of the statement made, and the statement is qualified in its entirety by such reference. As used in this section "we," "us," "our," "Allstate," or the "company" refers to The Allstate Corporation, and not to any of our subsidiaries, unless explicitly stated.

GENERAL

    The indentures provide that we may issue debt securities in separate series from time to time in an unlimited amount. We may specify a maximum aggregate principal amount for the debt securities of any series. (Section 301) The debt securities will have terms and provisions that are not inconsistent with the applicable indenture, including our determination as to maturity, principal and interest. Unless otherwise indicated in a prospectus supplement, the senior debt securities will be our unsecured obligations and will rank on a parity with all other unsecured and unsubordinated indebtedness. The subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all our senior debt as described in the applicable prospectus supplement.

    Our assets consist primarily of the common stock of AIC and other subsidiaries, and we conduct no substantial business or operations of our own. Accordingly, our right, and the right of our creditors (including the holders of the debt securities), to participate in any distribution of assets of any of our subsidiaries upon liquidation or reorganization will be subject to the prior claims of creditors of such subsidiary, except to the extent that our claims as a creditor of such subsidiary may be recognized.

    If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, such subordinated debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

    We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates. These terms will include some or all of the following:

    - the title of the debt securities;

    - any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

    - the person to whom any interest on any of the debt securities will be payable, if other than the person in whose name that debt security is registered at the close of business on the record date for such interest payment;

    - the dates on which the principal of any of the debt securities will be payable;

    - the rates at which the debt securities will bear interest, the dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the record date for any such interest payable;

    - the places where the principal, interest and premium on any of such debt securities will be payable;

    - any obligation we have to redeem or purchase any of the debt securities out of any sinking fund or, at the option of the holder, the periods within which, the prices and terms on which any of such debt securities will be redeemed or purchased;

    - the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

    - if the amount of principal, interest or premium on any of the debt securities may be determined with reference to an index or by a formula, the manner in which such amounts will be determined;

    - if other than the currency of the United States, the currency, currencies or currency units in which the principal, interest or premium on any of the debt securities will be payable;

    - if the principal, interest or premium on any of the debt securities is to be payable, at our election or the election of the holder, in one or more currencies other than those in which the debt securities are stated to be payable, the currencies in which payment of the principal, interest and premium on the debt securities as to which such election is made will be payable, the periods within which and the terms upon which such election is to be made and the amount so payable;

    - if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon declaration of acceleration of the maturity thereof;

    - if the principal amount payable at the stated maturity of any of the debt securities is not determinable upon original issuance, the amount which will be deemed to be the principal amount of the debt securities for any other purpose thereunder or under the applicable indenture including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, any manner in which such principal amount is to be determined);

    - if applicable, the extent to which the debt securities are defeasible, that is, capable of being made void;

    - whether any of the debt securities will be issuable in the form of global securities;

    - any addition to or change in the events of default applicable to any of the debt securities and any change in the right of an indenture trustee or the holders to declare the principal amount of any debt securities due and payable;

    - any addition to or change in the covenants described under "Certain Covenants with Respect to Senior Debt Securities" and "Certain Covenants with Respect to Subordinated Debt Securities" applicable to any of such debt securities; and

    - any other terms of the debt securities not inconsistent with the provisions of the applicable indenture but which may modify or delete any provision of the indenture insofar as it applies to such series; provided that no term of any indenture may be modified or deleted if imposed under the Trust Indenture Act of 1939, as amended, and that any modification or deletion of the rights, duties or immunities of the applicable indenture trustee shall have been consented to in writing by the indenture trustee.

(Section 301)

    Debt securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement under "United States Taxation--United States Holders." Special United States tax and other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement under such caption and under "Foreign Currency Risks."

FORM, EXCHANGE AND TRANSFER

    The debt securities of a series may be issued solely as registered securities, solely as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities may be issuable in the form of global debt securities, as described below under "Global Securities."

    Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If debt securities of any series are issuable as both registered securities and as bearer securities, at the option of the holder, subject to the terms of the applicable indenture, bearer securities of such series will be exchangeable for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the applicable prospectus supplement, any bearer security surrendered in exchange for a registered security between a record date or a special record date for defaulted interest and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest represented by that coupon will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities.

    No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We have appointed the applicable indenture trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. (Section 305)

    At any time, we may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 1002)

    In the event that we redeem debt securities of any series, we will not be required to:

    - issue, register the transfer of or exchange any debt security of that series, or of that series and specified terms, as the case may be, during a period beginning at the opening of business 15 business days before the day of mailing of a notice of redemption of any such debt security selected for redemption and ending at the close of business on the day of such mailing;

    - register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part; or

    - exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and of like tenor and principal amount that is immediately surrendered for redemption.

(Section 305)

GLOBAL SECURITIES

    The debt securities of any series may be represented by global securities which will have an aggregate principal amount equal to that of the debt securities they represent. Each global security will be registered in the name of the Depository Trust Company ("DTC") as depositary, or any other depositary identified in the applicable prospectus supplement. Each global security will be deposited with DTC or such other depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer as may be provided by the indentures. The depositary shall at all times be a clearing agency registered under the Securities Exchange Act of 1934, as amended. (Section 101)

    DTC has advised us that DTC is:

    - a limited-purpose trust company organized under the laws of the State of New York;

    - a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include:

    - securities brokers and dealers;

    - banks;

    - trust companies;

    - clearing corporations; and

    - certain other organizations.

    Access to DTC's book entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    No global security may be exchanged for debt securities registered, and no transfer of a global security may be registered in the name of any person other than the depositary for such global security unless:

    - the depository has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the applicable indenture;

    - there shall have occurred and be continuing an event of default with respect to the debt securities represented by such global security; or

    - there shall exist such circumstances as may be described in thelicable prospectus supplement.

    All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct.
(Section 305) The laws of some jurisdictions require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

    As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or such nominee, will be considered the sole owner and holder of such global security and the debt securities represented by it. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have such global security or any debt securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor and will not be considered to be the owners or holders of such global security or any debt securities represented thereby for any purpose under the debt securities or the applicable indenture. All payments of principal, interest and premium on a global security will be made to the depositary or its nominee, as its holder.

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    Ownership of beneficial interests in a global security will be limited to participants or to persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither Allstate, any indenture trustee or any agent of Allstate or of any indenture trustee will have any responsibility or liability for any aspect of the depositary or any participant's records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to such beneficial ownership interests.

    Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the depositary's same-day funds settlement system, in which case settlement of secondary market trading activity in those beneficial interests would be required by the depositary to be made in immediately-available funds. There is no assurance as to the effect that settlement in immediately-available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance thereof may be required to be made in immediately-available funds.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the record date for such interest. (Section 307)

    Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

    Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 1002)

    All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to Allstate for payment thereof. (Section 1003)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

    Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subordinated debt securities.

    To the extent set forth in the Subordinated Indenture, the subordinated debt securities will be subordinate in right of payment to the prior payment in full of all senior indebtedness. (Section 1401 of

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the Subordinated Indenture) In the event of an insolvency, the holders of senior indebtedness shall be entitled to receive payment in full of all amounts due or to become due in respect of all senior indebtedness (or provisions shall be made for such payment in cash) before the holders of subordinated debt securities are entitled to receive any distribution on account of principal, interest or premium on subordinated debt securities. Consequently, the holders of senior indebtedness shall be entitled to receive all distributions of any kind which may be deliverable in respect of the subordinated debt securities in any insolvency, including any distribution which may be deliverable by reason of the payment of any other indebtedness of Allstate being subordinated to the payment of subordinated debt securities. The holders of senior indebtedness shall apply such distributions to the payment of the senior indebtedness.

    "Insolvency" means any of the following events:

    - any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to Allstate or to its creditors, or to its assets; or

    - any liquidation, dissolution or other winding up of Allstate, whether or not involving insolvency or bankruptcy; or

    - any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Allstate.

(Section 1403 of the Subordinated Indenture)

    By reason of such subordination, in the event of liquidation or insolvency, creditors of Allstate may recover less, ratably, than holders of senior debt securities and may recover more, ratably, than the holders of the subordinated debt securities.

    In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal, interest or premium on the subordinated debt securities. (Section 1404 of the Subordinated Indenture)

    No payment of principal, interest or premium on the subordinated debt securities is permitted if any senior indebtedness of Allstate is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or if the maturity of any senior indebtedness of Allstate has been accelerated because of a default. (Section 1402 of the Subordinated Indenture)

    The Subordinated Indenture does not limit or prohibit the issuance of additional senior debt securities, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to other obligations of Allstate.

    The term "Senior Indebtedness" means, with respect to Allstate:

    - the principal, interest and premium in respect of indebtedness of Allstate for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by Allstate;

    - all capital lease obligations of Allstate;

    - all obligations of Allstate issued or assumed as the deferred purchase price of property, all conditional sale obligations of Allstate and all obligations of Allstate under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    - all obligations of Allstate for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

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    - all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

    - all obligations of the types referred to above of other persons secured by any lien on any property or asset of Allstate whether or not such obligation is assumed by us, except for:

    - any such indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

    - any indebtedness between or among Allstate or its affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to

           - any other trust; and

           - any other trust, partnership or other entity affiliated with Allstate that is a financing vehicle of Allstate in connection with the issuance by such financing entity of preferred securities unless otherwise expressly provided in the terms of such debt securities.

Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness. (Sections 101 and 1408 of the Subordinated Indenture)

    The prospectus supplement may further describe the provisions applicable to the subordination of the subordinated debt securities of a particular series.

CERTAIN COVENANTS WITH RESPECT TO SENIOR DEBT SECURITIES

    LIMITATION ON LIENS OF STOCK OF AIC

    The Senior Indenture prohibits us and our subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any indebtedness secured by any lien on the capital stock of AIC unless the senior debt securities shall be secured equally and ratably with such indebtedness for at least the time period such indebtedness is so secured. (Section 1008 of the Senior Indenture)

    "Indebtedness" is defined in the Senior Indenture as the principal, premium and interest due on indebtedness of a person, whether outstanding on the date of such indenture or thereafter created, incurred or assumed, which is indebtedness for borrowed money, and any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For purposes of this definition, "indebtedness for borrowed money" means:

    - any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

    - any obligation of, or any such obligation guaranteed by, such person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses, provided, however, that the deferred purchase price of any property, assets or business shall not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created; and

    - any obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party.

    For purposes of this covenant only, indebtedness also includes any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge exchange or similar instrument or agreement. (Sections 101 and 1008 of the Senior Indenture)

                                       13
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    LIMITATIONS ON DISPOSITION OF STOCK OF AIC

    The Senior Indenture provides that as long as any senior debt securities are outstanding, Allstate will not issue, sell, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock of AIC other than preferred stock having no voting rights of any kind. Further, subject to limited exceptions, Allstate will not permit AIC to issue any shares of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock of AIC, other than preferred stock having no voting rights of any kind if, after giving effect to any such transaction and the issuances of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of AIC, other than preferred stock having no voting rights of any kind. The Senior Indenture also requires that any such issuance, sale, transfer or other disposition by AIC must be made for at least a fair market value consideration, as determined by the Allstate Board of Directors in good faith, and that the foregoing shall not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any governmental or insurance regulatory authority.

    Notwithstanding the foregoing, Allstate may merge or consolidate AIC into or with another direct wholly-owned subsidiary and Allstate may, subject to the provisions set forth in "Consolidation, Merger and Sale of Assets" below, sell, transfer or otherwise dispose of the entire capital stock of AIC at one time for at least a fair market value consideration as determined by the Allstate Board of Directors in good faith. (Section 1009 of the Senior Indenture)

CERTAIN COVENANTS WITH RESPECT TO SUBORDINATED DEBT SECURITIES

    If subordinated debt securities are issued to a trust in connection with the issuance of trust securities and either there has occurred an event of default under the applicable declaration of trust and we are in default with respect to our payment of any obligations under the related preferred securities guarantee or common securities guarantee or we have given notice of our election to defer payments of interest on subordinated debt securities by extending the interest payment period as provided in the Subordinated Indenture, then we shall not:

    - declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to any of our capital stock;

    - make any guarantee payments with respect to our capital stock; or

    - make any payment of principal, interest, or premium on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such subordinated debt securities.

    However, in such circumstances, we may:

    - declare and pay dividends on, or make distributions with respect to, our capital stock payable in our common stock;

    - redeem or repurchase any rights, declare a dividend of any rights or issue any security under our rights plan;

    - purchase or acquire shares of common stock in connection with the satisfaction of our obligations under any employee benefit plan;

    - carry out any reclassification of Allstate's capital stock or the exchange or conversion of one class or series of Allstate's capital stock for another class or series of Allstate's capital stock; and

    - purchase fractional interests in shares of Allstate's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

(Section 1008 of the Subordinated Indenture)

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    If subordinated debt securities are issued to a trust in connection with the issuance of trust securities, for so long as such securities remain outstanding, we covenant to:

    - directly or indirectly maintain 100% ownership of the common securities of such trust; provided, however, that any permitted successor under the applicable indenture may succeed to Allstate's ownership of such common securities;

    - use our reasonable efforts to cause such trust to remain a statutory business trust, except in connection with the distribution of subordinated debt securities to the holders of trust preferred securities in liquidation of such trust, the redemption of all of the trust securities of such trust, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of such trust, and to continue to be classified as a grantor trust for United States federal income tax purposes; and

    - use our reasonable efforts to cause each holder of trust preferred securities to be treated as owning an undivided beneficial interest in the subordinated debt securities.

(Section 1009 of the Subordinated Indenture)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Without the consent of the holders of any of the outstanding debt securities under the indentures, Allstate may consolidate with or merge into, or convey, transfer or lease its properties and assets to any person and may permit any person to consolidate with or merge into it. However, in such event, any successor person must be a corporation, partnership, or trust organized and validly existing under the laws of any domestic jurisdiction and must assume Allstate's obligations on the debt securities and under the applicable indenture. Allstate agrees that after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing and that certain other conditions are met; provided such provisions will not be applicable to the direct or indirect transfer of the stock, assets or liabilities of any subsidiary of Allstate to another direct or indirect subsidiary of Allstate. (Section 801)

OUTSTANDING DEBT SECURITIES

    "Outstanding," when used with respect to debt securities, means, as of the date of determination, all debt securities authenticated and delivered under the applicable indenture, except:

    - debt securities canceled by the indenture trustee or delivered to the indenture trustee for cancellation;

    - debt securities for whose payment or redemption money in the necessary amount has been deposited with the indenture trustee or any paying agent (other than Allstate) in trust or set aside and segregated in trust by Allstate (if Allstate shall act as its own paying agent) for the holders of such debt securities and, if such debt securities are to be redeemed, notice of such redemption has been given according to the applicable indenture or provisions satisfactory to the indenture trustee have been made;

    - debt securities as to which defeasance has been effected pursuant to
      Section 1302 of the applicable indenture; and

    - debt securities which have been paid pursuant to the applicable indenture or in exchange for or in lieu of which other debt securities have been authenticated and delivered pursuant to the applicable indenture, other than any debt securities in respect of which there shall have been presented to the indenture trustee proof satisfactory to it that such debt securities are held by a BONA FIDE purchaser in whose hands such debt securities are valid obligations of Allstate.

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
    Each indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the applicable indenture:

    - the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the maturity to such date;

    - the principal amount of a debt security denominated in one or more foreign currencies which shall be deemed to be outstanding shall be the U.S. dollar equivalent, determined as of the date of original issuance of such debt security in the manner provided by the applicable indenture, of the principal amount of such debt security (or, in the case of an original issue discount security, of the amount determined as provided above);

    - if the principal amount payable at the stated maturity of any debt security is not determinable upon original issuance, the principal amount of such debt security that is deemed to be outstanding shall be the amount as specified by the applicable indenture; and

    - debt securities beneficially owned by us or any other obligor upon the debt securities or any affiliate of Allstate or such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the applicable indenture trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities which a responsible officer of the indenture trustee knows to be so owned shall be so disregarded.

    Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the applicable indenture trustee the pledgee's right to act with respect to the debt securities and that the pledgee is not Allstate or any other obligor upon the debt securities or any affiliate of Allstate or of such other obligor.
(Section 101)

    Except as provided above or as may otherwise be provided in the accompanying prospectus supplement, there are no "event risks" or similar provisions of the indentures or the debt securities that are intended to afford protection to holders in the event of a merger or other significant corporate event involving Allstate or its subsidiaries.

EVENTS OF DEFAULT

    The following are events of default under the applicable indenture with respect to debt securities of any series:

    - we fail to pay the principal, interest or premium on any debt security of that series when due;

    - we fail to pay any interest on any debt securities of that series when due, continued for 30 days;

    - we fail to deposit any sinking fund payment, when due, in respect of any debt security of that series;

    - we fail to perform any other covenant of ours in the applicable indenture, other than a covenant included in the applicable indenture solely for the benefit of a series other than that series, continued for 60 days after written notice has been given by the indenture trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the applicable indenture;

    - in the event subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, the dissolution, winding-up or termination of such trust, except in connection with the distribution of subordinated debt securities to the holders of trust preferred securities in liquidation of such trust, the redemption of all of the trust preferred securities of

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      such trust, or certain mergers, consolidations or amalgamations permitted by the declaration of such trust; and

    - certain events in bankruptcy, insolvency or reorganization.

(Section 501)

    Each indenture provides that if an event of default with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. (Section 502) For information as to waiver of defaults, see "Modification and Waiver."

    Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee in case an event of default shall occur and be continuing, the indenture trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders shall have offered to the indenture trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the indenture trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to the debt securities of that series. (Section 512)

    No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any remedy thereunder, unless:

    - such holder has previously given written notice to the indenture trustee of a continuing event of default with respect to the debt securities of that series;

    - the holders of not less than 25% in principal amount of the outstanding debt securities of that series shall have made proper written request to the indenture trustee to institute proceedings in respect of such event of default in its own name as trustee under the applicable indenture;

    - such holder or holders have offered to the indenture trustee reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with such request;

    - the indenture trustee has failed to institute such proceeding for 60 days after receipt of such notice, request or offer of indemnity; and

    - no direction inconsistent with such written request has been given to the indenture trustee during the 60-day period by the holders of a majority in principal amount of the outstanding debt securities of that series.

(Section 507)

    However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, interest or premium on such debt security on or after the due dates expressed in the debt security. (Section 508)

    Annually, we are required to furnish to each indenture trustee a statement by certain of our officers as to whether we are in default in the performance or observance of any of the terms of the applicable indenture and, if so, specifying all such known defaults. (Section 1004)

                                       17
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MODIFICATION AND WAIVER

    Each of the indentures provide that Allstate and the applicable indenture trustee may modify and amend the applicable indenture with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

    - change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security except to the extent provided in a prospectus supplement;

    - reduce the principal amount of or any premium or interest on any debt security;

    - reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity;

    - change the currency of payment of principal, interest or premium on any debt security;

    - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

    - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture;

    - reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults; or

    - modify such provisions with respect to modification and waivers.

(Section 902)

    The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by Allstate with certain restrictive provisions of the applicable indenture. (Section 1010 of the Senior Indenture and Section 1011 of the Subordinated Indenture) The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the applicable indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected. (Section 513)

    Allstate will be entitled, except in certain limited circumstances, to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by the applicable indenture. To be effective, any such action for which we have set a record date must be taken by holders of the requisite principal amount of debt securities of the relevant series outstanding on such record date within 180 days after the record date, or within such shorter period as we may specify. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

    Allstate may elect, at its option, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain covenants in the indentures, applied to the debt securities of any series, or to any specified part of a series. (Section 1301)

    DEFEASANCE AND DISCHARGE. Each indenture provides that Allstate may elect to be discharged from obligations with respect to any particular debt securities. Such discharge will take effect when Allstate

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deposits in trust for the benefit of the holders of such debt securities money or U.S. government obligations, or both which, through the payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal, interest and premium on such debt securities in accordance with their terms. However, such discharge shall not apply to Allstate's obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys in trust. Such defeasance or discharge may occur only if, among other things, Allstate has delivered to the indenture trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

    DEFEASANCE OF CERTAIN COVENANTS. Each indenture provides that Allstate may elect to defease certain covenants with respect to any particular debt securities. Such defeasance will take effect when Allstate deposits, in trust for the benefit of the holders of such debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal, interest and premium on such debt securities in accordance with their terms. Such defeasance may occur only if, among other things, Allstate has delivered to the indenture trustee an opinion of counsel stating that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event Allstate exercises this option with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust will be sufficient to pay amounts due on such debt securities at the time of their stated maturities but may not be sufficient to pay amounts due on the debt securities upon any acceleration resulting from such event of default. In such case, we will remain liable for such payments. (Sections 1303 and 1304)

NOTICES

    Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register. (Sections 101 and
106)

TITLE

    Allstate, the applicable indenture trustee and any agent of Allstate or the indenture trustee may treat the person in whose name a debt security is registered as the absolute owner for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

    The indentures and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 112)

REGARDING THE INDENTURE TRUSTEE

    State Street Bank and Trust Company, which is the trustee under the indentures described in this prospectus, performs other services for Allstate and its affiliates.

                                       19
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                          DESCRIPTION OF DEBT WARRANTS

    This section describes the terms of the debt warrants that Allstate may offer from time to time. The particular terms of the warrants offered by any prospectus supplement and the extent to which the general provisions described below may apply to such warrants will be outlined in the applicable prospectus supplement.

    We may issue, together with other securities or separately, debt warrants for the purchase of debt securities. The debt warrants are to be issued under debt warrant agreements to be entered into between us and a bank or trust company, as debt warrant agent. A copy of the form of debt warrant agreement, including the form of warrant certificates representing the debt warrants, reflecting the alternative provisions to be included in the debt warrant agreements that will be entered into with respect to particular offerings of debt warrants, is filed as an exhibit to the registration statement. The following summaries of certain provisions of the debt warrant agreement and the debt warrant certificates do not purport to be complete and are subject to all the provisions of the debt warrant agreement and the debt warrant certificates with respect to a particular offerings of debt warrants.

GENERAL

    You should look in the accompanying prospectus supplement for the following terms of the offered debt warrants:

    - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of such debt warrants and the procedures and conditions relating to the exercise of such debt warrants;

    - the designation and terms of any related debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

    - the date on and after which such debt warrants and the related debt securities will be separately transferable;

    - the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which such principal amount of debt securities may be purchased;

    - the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

    - whether the debt securities purchasable upon exercise of such debt warrants are original issue discount debt securities, and discussion of applicable federal income tax considerations; and

    - whether the debt warrants represented by the debt warrant certificate will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

    Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal, interest or premium on the debt securities purchasable upon such exercise.

                                       20
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EXERCISE OF DEBT WARRANTS

    Each debt warrant will entitle the holder to purchase for cash such principal amount of debt securities at such exercise price determinable in the applicable prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business of the expiration date, unexercised debt warrants will become void.

    Debt warrants may be exercised as set forth in the applicable prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

                         DESCRIPTION OF PREFERRED STOCK

    This section describes the terms of the preferred stock that Allstate may offer from time to time. The particular terms of the preferred stock offered by any prospectus supplement and the extent to which the general provisions described below may apply to such preferred stock will be outlined in the applicable prospectus supplement. The preferred stock may be issued from time to time in one or more series.

    We are authorized to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share, none of which is currently issued and outstanding. Our Board of Directors is authorized to provide for the issuance of the preferred stock in a series, to establish or change the number of shares to be included in each series and to fix the designation, relative rights, preferences and limitations of each series, subject to such limitations as may be prescribed by law. In particular, our Board of Directors is authorized, without limitation, to determine the number of shares, the designation of the series, the dividend rate, voting rights, conversion rights, redemption provisions, liquidation rights and sinking fund provisions, all without further action by Allstate's stockholders.

    The preferred stock will be fully paid and nonassessable. Unless otherwise indicated in an applicable prospectus supplement, the preferred stock will have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation, winding up or dissolution of Allstate. Unless otherwise indicated in an applicable prospectus supplement, each series of preferred stock will rank on a parity with each other series.

    The following summaries of certain provisions of the preferred stock do not purport to be complete and are subject to the description included in the applicable prospectus supplement and to the applicable provisions of our Certificate of Incorporation and Bylaws.

DIVIDENDS

    Holders of shares of the preferred stock of each series shall be entitled to receive, when declared by our Board of Directors, cash or other dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on our stock books on such record dates as shall be fixed by the Board of Directors.

    Dividends on any series of the preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are noncumulative, then the holders of such series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay

                                       21
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the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of Allstate, the holders of preferred stock will be entitled to receive out of the assets of Allstate, before any distribution of assets is made to holders of common stock, liquidating distributions in the amount of the liquidation price per share, as set forth in the applicable prospectus supplement, plus all accrued and unpaid dividends. If, upon any liquidation, dissolution or winding up of Allstate, the amounts payable with respect to the preferred stock and any other shares of stock of Allstate ranking as to any such distribution on a parity with the preferred stock are not paid in full, the holders of the preferred stock and of such other shares will share ratably in any such distribution of assets of Allstate in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution the holders of preferred stock will not be entitled to any further participation in any distribution of assets by us. A consolidation or merger of Allstate with or into any other corporation or corporations or a sale of all or substantially all of the assets of Allstate shall not be deemed to be a liquidation, dissolution or winding up of Allstate.

REDEMPTION

    The preferred stock will be redeemable at the times and at the redemption prices set forth in the applicable prospectus supplement.

    Unless otherwise indicated in the applicable prospectus supplement, we may not purchase or redeem any of the outstanding shares of any series of preferred stock unless full cumulative dividends, if any, have been paid or declared and set apart for payment upon all outstanding shares of any series of preferred stock for all past dividend periods, and unless all matured obligations of Allstate with respect to all sinking funds, retirement funds or purchase funds for all series of preferred stock then outstanding have been met.

VOTING RIGHTS

    Unless otherwise indicated in the applicable prospectus supplement, the holders of the preferred stock will not be entitled to vote under any circumstances.

                                       22
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                   DESCRIPTION OF TRUST PREFERRED SECURITIES

    This section describes the terms of the trust preferred securities that each trust may offer from time to time. The particular terms of the trust preferred securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such securities will be outlined in the applicable prospectus supplement. The trust preferred securities may be issued from time to time in one or more series.

    Each trust may issue, from time to time, only one series of preferred securities. The declaration of trust for each trust will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have such terms, including distributions, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the declaration or made part of the declaration by the Trust Indenture Act, and which will mirror the terms of the subordinated debt securities held by the trust and described in the applicable prospectus supplement. The following summary does not purport to be complete and is subject in all respects to the provisions of the applicable declaration, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act.

    Reference is made to the prospectus supplement relating to the preferred securities of any trust for specific terms, including:

    - the distinctive designation of such trust preferred securities;

    - the number of trust preferred securities issued by such trust;

    - the annual distribution rate for trust preferred securities issued by such trust and the dates upon which distributions are payable; provided, however, that distributions on such trust preferred securities are payable on a quarterly basis to holders of the trust preferred securities as of a record date in each quarter during which such trust preferred securities are outstanding;

    - whether distributions on trust preferred securities issued by such trust are cumulative and the dates from which distributions will be cumulative;

    - the amount which shall be paid out of the assets of such trust to the holders of trust preferred securities upon dissolution, winding-up or termination of trust;

    - the obligation or the option of a trust to purchase or redeem trust preferred securities and the prices at which, the periods within which, and the terms upon which, trust preferred securities may be purchased or redeemed;

    - any voting rights of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the declaration of such trust;

    - the terms upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

    - any securities exchange upon which the trust preferred securities shall be listed; and

    - any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by such trust not inconsistent with its declaration or with applicable law.

We will guarantee all trust preferred securities offered hereby to the extent set forth below under "Description of Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

    In connection with the issuance of trust preferred securities, each trust will issue one series of common securities having such terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth in its declaration. The terms of the common securities will be substantially similar to the terms of the trust preferred securities issued by such trust and the common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of a trust. Directly or indirectly, we will own all of the common securities of each trust.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If an event of default under the declaration of a trust occurs and is continuing, then the holders of trust preferred securities of such trust would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of subordinated debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of such trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the property trustee fails to enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities of such trust may institute a legal proceeding directly against us to enforce the property trustee's rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

    Notwithstanding, if an event of default under the applicable declaration has occurred and is continuing and such event is attributable to the failure of Allstate to pay principal or interest on the applicable series of subordinated debt securities on the date such principal or interest is otherwise payable or in the case of redemption, on the redemption date, then a holder of trust preferred securities of such trust may directly institute a proceeding for enforcement of payment to such holder of the principal or interest on the applicable series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the applicable series of subordinated debt securities. In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the applicable declaration to the extent of any payment made by us to such holder of trust preferred securities in such direct action.

                                       24
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                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

    Set forth below is a summary of information concerning the preferred securities guarantees which we will execute and deliver for the benefit of the holders of trust preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. State Street Bank and Trust Company will act as the independent preferred guarantee trustee under each preferred securities guarantee for purposes of compliance with the Trust Indenture Act. The terms of each preferred securities guarantee will be those set forth in such preferred securities guarantee. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of preferred securities guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. Each preferred securities guarantee will be held by the preferred guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

GENERAL

    Pursuant to each preferred securities guarantee, we will agree to pay in full, to the holders of the trust preferred securities issued by a trust, the guarantee payments, except to the extent paid by such trust, as and when due, regardless of any defense, right of set-off or counterclaim which such trust may have or assert. The following payments with respect to trust preferred securities, to the extent not paid by such trust, will be subject to the preferred securities guarantee:

    - any accrued and unpaid distributions which are required to be paid on such trust preferred securities, to the extent such trust shall have funds available;

    - the redemption price set forth in the applicable prospectus supplement, which will not be lower than the liquidation amount, and all accrued and unpaid distributions, to the extent such trust has funds available therefor with respect to any trust preferred securities called for redemption by such trust; and

    - upon dissolution, winding-up or termination of such trust other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on such trust preferred securities to the date of payment, to the extent such trust has funds available and (2) the amount of assets of such trust remaining available for distribution to holders of such trust preferred securities in liquidation of such trust.

    Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Allstate to the holders of trust preferred securities or by causing the applicable trust to pay such amounts to such holders.

    Each preferred securities guarantee will not apply to any payment or distributions on the trust preferred securities except to the extent such trust shall have funds available therefor. If we do not make interest payments on the subordinated debt securities purchased by a trust, such trust will not pay distributions on the trust preferred securities issued by such trust and will not have funds available therefor. The preferred securities guarantee, when taken together with our obligations under the subordinated debt securities, the Subordinated Indenture and the declaration, including our obligations to pay costs, expenses, debts and liabilities of such trust other than with respect to the trust securities, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

    We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities (our common securities guarantee) to the same extent as the preferred securities guarantee, except that upon an event of default under the Subordinated

                                       25
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Indenture, holders of trust preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF ALLSTATE

    In each preferred securities guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such preferred securities guarantee or the declaration of such trust, then, unless otherwise set forth in an applicable prospectus supplement, we shall not:

    - declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock;

    - make any guarantee payments with respect to any of our capital stock;

    - make any payment of principal, interest, or premium on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such subordinated debt securities.

    However, in such circumstances we may:

    - declare and pay dividends on, or make distributions with respect to, our capital stock payable in our common stock;

    - redeem or repurchase any rights, declare a dividend of any rights, or issue any security under our rights plan;

    - purchase or acquire shares of common stock in connection with the satisfaction of our obligations under any employee benefit plan;

    - carry out any reclassification of Allstate's capital stock or the exchange or conversion of one class or series of Allstate's capital stock for another class or series of Allstate's capital stock; and

    - purchase fractional interests in shares of Allstate's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

MODIFICATION OF THE PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

    Each preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities in which case no vote will be required. The manner of obtaining any such approval of holders of such trust preferred securities will be as set forth in the applicable prospectus supplement. All guarantees and agreements contained in a preferred securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of Allstate and shall inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

TERMINATION

    Each preferred securities guarantee will terminate as to the trust preferred securities issued by the applicable trust:

    - upon full payment of the redemption price of all trust preferred securities of such trust; or

    - upon distribution of the subordinated debt securities held by such trust to the holders of the trust preferred securities of such trust; or

    - upon full payment of the amounts payable in accordance with the declaration of such trust upon liquidation of such trust.

                                       26
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    Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under such trust preferred securities or such preferred securities guarantee.

    The subordination provisions of the subordinated debt securities provide that in the event payment is made on the subordinated debt securities or the preferred securities guarantee in contravention of such provisions, such payments shall be paid over to the holders of senior indebtedness.

EVENTS OF DEFAULT

    An event of default under a preferred securities guarantee will occur upon the failure of Allstate to perform any of its obligations thereunder.

    The holders of a majority in liquidation amount of the trust preferred securities relating to such preferred securities guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the preferred guarantee trustee under such trust preferred securities. If the preferred guarantee trustee fails to enforce such preferred securities guarantee, any holder of trust preferred securities relating to such guarantee may institute a legal proceeding directly against Allstate to enforce the preferred guarantee trustee's rights under such guarantee, without first instituting a legal proceeding against the relevant trust, the guarantee or any other person or entity. Notwithstanding, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the preferred securities guarantee for such payment. We waive any right or remedy to require that any action be brought first against such trust or any other person or entity before proceeding directly against us.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

    Unless otherwise indicated in an applicable prospectus supplement, the preferred securities guarantees will constitute unsecured obligations of Allstate and will rank:

    - subordinate and junior in right of payment to all other liabilities of Allstate;

    - equal with the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any affiliate of Allstate; and

    - senior to common stock.

The terms of the trust preferred securities provide that each holder agrees to the subordination provisions and other terms of the preferred securities guarantee.

    The preferred securities guarantees will constitute a guarantee of payment and not of collection; that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

    The preferred guarantee trustee, before the occurrence of a default with respect to a preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in such preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.

GOVERNING LAW

    The preferred securities guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

                                       27
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                              PLAN OF DISTRIBUTION

    Allstate may sell any series of debt securities, debt warrants and preferred stock and the trusts may sell the trust preferred securities being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us and/or a trust from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

    Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Act. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above. We may also arrange for repurchase and resale of such offered securities by dealers.

    We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us, pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

    In connection with the offering of securities, Allstate or any trust, may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If Allstate or any trust grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

    The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

    Under agreements which may be entered into by Allstate or any trust, underwriters and agents who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Such underwriters and agents may be customers of, engaged in transactions with, or perform other services for Allstate and its subsidiaries from time to time.

                                       28
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                                 LEGAL OPINION

    The validity of the securities offered hereby will be passed upon for us by Kirkland & Ellis, a partnership including professional corporations, Chicago, Illinois, counsel for Allstate, and certain matters of Delaware law relating to the validity of the trust preferred securities of Allstate Financing III, IV, V and VI will be passed upon for the trusts by Morris, James, Hitchens & Williams LLP, Wilmington, Delaware, special Delaware counsel for the trusts.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    With respect to the unaudited interim financial information for the periods ended March 31, 2000 and 1999 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

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                          [GRAPHIC -- BACKGROUND MAP ]

                                  $350,000,000

                            THE ALLSTATE CORPORATION

                          6.125% SENIOR NOTES DUE 2012

                                [ALLSTATE LOGO]

                                ---------------

                    P R O S P E C T U S  S U P P L E M E N T

                               February 14, 2002

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                                LEHMAN BROTHERS
                                 MORGAN STANLEY
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                           SUNTRUST ROBINSON HUMPHREY
                           A.G. EDWARDS & SONS, INC.
                         BANC ONE CAPITAL MARKETS, INC.
                              SALOMON SMITH BARNEY
                              WACHOVIA SECURITIES